EXHIBIT 2.2

AMENDED AND RESTATED

TMI SHARE PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED TMI SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of March 2005 by and between:

     FORTUNE VENTURE CAPITAL CORPORATION, a corporation organized and existing under the laws of the Republic of China (“ROC”), whose registered office is at 2F, 76, Tun Hwa South Road Section 2, Taipei, Taiwan, ROC, ( “Buyer”); and

     TRIDENT MICROSYSTEMS, INC., a Delaware corporation, with an office at 1090 East Arques Avenue, Sunnyvale, CA 94085-4601 (“Seller” or the “Company”).

Buyer and Seller will hereinafter collectively be referred to as the “Parties”.

     WHEREAS, Seller wholly owns TRIDENT MICROSYSTEMS (FAR EAST) LTD., a Cayman Islands, B.W.I. corporation, with an office at Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I (hereinafter referred to as “TMFE”);

     WHEREAS, concurrently with the execution of this Agreement and as a condition to Buyer’s obligation to purchase the Shares, Buyer and TMFE have entered into a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which TMFE will purchase from Buyer all of Buyer’s interest in Trident Technologies, Inc. (“TTI”).

     WHEREAS, concurrently with the execution of this Agreement, Seller and Hsun Chieh Investment Corp., Ltd. (“Hsun Chieh Investment”) shall have entered into an agreement pursuant to which Hsun Chieh Investment agrees to purchase from TMI shares of capital stock of TMI (the “Hsun Chieh TMI Purchase Agreement”).

     WHEREAS, concurrently with the execution of this Agreement, TMFE and Hsun Chieh Investment shall have entered into an agreement pursuant to which TMFE shall purchase 650,000 shares of TTI held by Hsun Chieh Investment (the “Hsun Chieh Share Purchase Agreement”).

     WHEREAS, the Company and the Buyer have previously entered into the TMI Share Purchase Agreement dated as of January 11, 2005 (the “Prior Agreement”) and now desire to amend and restate the Prior Agreement in its entirety as provided in this Agreement, to provide (i) for the purchase of additional shares of the Common Stock of the Company, such that the total number of shares of the Company’s Common Stock to be purchased by the Buyer is 127,589 shares, and (ii) to provide that the Company will pay a portion of certain registration expenses, as provided herein.

     WHEREAS, Seller desires to sell and Buyer and/or its designees desire to purchase shares of Common Stock of the Company upon the terms and conditions set forth herein (the “Transaction”);

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby agree as follows:

Article 1. Purchase of Shares

1.1	Upon the terms and conditions set forth herein and in reliance upon the representations and warranties set forth in Article 3 hereof, Seller agrees to sell shares of the Company’s common stock (the “Shares”) to Buyer and its designees (the “Designees”) and Buyer and Designees agree to purchase the Shares. The number of shares to be purchased by Buyer shall be one hundred twenty seven thousand five hundred eighty-nine (127,589) shares, and the aggregate purchase price for such Shares shall equal the Aggregate Purchase Price as defined in the amended and restated Share Purchase Agreement.

1.2	The closing of the Transaction contemplated by this Agreement (the “Closing”) shall take place at at the offices of Buyer, on or after three (3) days after the conditions set forth in Article 2 have been satisfied as agreed to by the parties or any other date agreed upon by both parties (the “TMI Purchase Closing Date”).

1.3	Except as otherwise provided in this Agreement, all taxes and fees of the parties hereto in connection with the Transaction, including but not limited to securities transaction tax, contemplated hereby and thereby, shall be paid by Seller.

1.4	At the Closing:

1.4.1	Seller will deliver to Buyer: (a) certificates representing the Shares to Buyer, and (b) a certificate executed by the Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement is accurate in all respects as of the TMI Purchase Closing Date.

1.4.2	Buyer and Designees will deliver to Seller: (a) the portion of the sum of the Aggregate Purchase Price related to the Shares purchased by it either by (i) check or postal, telegraphic or express money order payable to Seller or (ii) by wire transfer of funds to an account designated by the Seller, and (b) a certificate executed by Buyer to the effect that each of Buyer’s representations and warranties in this Agreement is accurate in all respects as of the TMI Purchase Closing Date.

Article 2. Conditions Precedent

2.1	The Parties’ respective obligations to (i) sell and purchase the Shares, and (ii) proceed with the Transaction shall be subject to the satisfaction of the following conditions precedent:

2.1.1	All the corporate approvals to enable the Parties (to the extent applicable to Seller and/or Buyer) to lawfully conclude the Transaction shall have been duly obtained, including but not limited to any approval by the stockholders of TMI;

2.1.2	The representations and warranties stipulated in Article 3 of this Agreement are correct as of the date on which this Agreement is executed and the TMI Purchase Closing Date;

2.1.3	Buyer and TMFE shall have entered into the Share Purchase Agreement and there shall be no remaining conditions precedent to the closing of such agreement; and

2.1.4	TMFE and Hsun Chieh Investment shall have entered into the Hsun Chieh Share Purchase Agreement and Seller and Hsun Chieh Investment shall have entered into the Hsun Chieh TMI Purchase Agreement and there shall be no remaining conditions precedent to the closing of such agreements.

Article 3. Representations and Warranties

3.1	Seller hereby represents and warrants to Buyer as of the date hereof and as of the TMI Purchase Closing Date that:

3.1.1	Seller is a company duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to, and has been duly authorized by all necessary corporate action to, execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby;

3.1.2	This Agreement constitutes a valid and binding obligation on Seller, enforceable in accordance with its terms. Neither the execution, delivery or performance of this Agreement nor the sale or delivery of the Shares as the case may be shall (i) violate Seller’s Articles of Incorporation, (ii) be subject to the grant of those consents or approvals as mentioned in Article 2, violate in any material respect any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller or (iii) require any government or regulatory approvals (except for those already obtained or specified in Article 2); and

3.1.3	Seller owns lawful title to the Shares, and upon delivery to Buyer of the Shares and payment of the Purchase Price by Buyer as herein provided, Seller will convey good and marketable title to the Shares free and clear of any liens, encumbrances, restrictions or pre-emptive or third-party’s right.

3.2	Buyer hereby represents and warrants to Seller as of the date hereof and as of the Transaction Date that:

3.2.1	it is a company duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to, and has been duly authorized by all necessary corporate action to, execute and deliver the Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

3.2.2	this Agreement constitutes a valid and binding obligation on Buyer, enforceable in accordance with its terms. Neither the execution, delivery or performance of this Agreement, nor the purchase of the Shares shall (i) violate Buyer’s Articles of Incorporation or (ii) subject to the grant of those consents or approvals as mentioned in Article 2, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer, or (iii) require any government or regulatory approvals (except for those specified in Article 2);

3.2.3	Buyer is purchasing the Shares solely for the Buyer’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act;

3.2.4	The Buyer is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Buyer further represents and warrants that Buyer has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as Buyer deems necessary and appropriate to enable Buyer to evaluate the financial risk inherent in making an investment in the Shares and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof;

3.2.5	Buyer realizes that Buyer’s purchase of the Shares will be a highly speculative investment, and Buyer is able, without impairing Buyer’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of Buyer’s investment;

3.2.6	The Company has disclosed to the Buyer that (i) the sale of the Shares has not been registered under the Securities Act, and the Shares must be held indefinitely unless a transfer of it is subsequently registered under the Securities Act or an exemption from such registration is available, and (ii) the Company will make a notation in its records of the aforementioned restrictions on transfer and legends.

3.2.7	The Buyer is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including among other things: the resale occurring not less than one year from the date the Buyer has purchased and paid for the Shares; the availability of certain public information concerning the Company; the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker; and limitations on the amount of Shares that may be sold during any three-month period. The Buyer further represents that Buyer understands that at the time Buyer wishes to sell the Shares there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, the Buyer would be precluded from selling the Shares under Rule 144 even if the one-year minimum holding period had been satisfied.

3.2.8	Without in any way limiting the Buyer’s representations and warranties set forth above, Buyer further agrees that the Buyer shall in no event make any disposition of all or any portion of the Shares which the Buyer is purchasing unless and until there is then in effect a registration statement covering such proposed disposition and such disposition is made in accordance with said registration statement; or Buyer shall have (1) notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (2) if reasonably requested by the Company, furnished the Company with an opinion of Buyer’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of the Buyer’s counsel shall have been concurred in by counsel for the Company, and the Company shall have advised the Buyer of such concurrence.

Article 4. Cooperative Efforts

4.1	Each Party shall use its commercially reasonable efforts to apply, as soon as practicable after the signing of this Agreement, for all necessary government approvals and consents to enable such Party to conclude the transactions contemplated herein, and each Party shall use its commercially reasonable efforts to assist the other Party in obtaining such approvals and consents.

Article 5. Other Conditions and Covenants

5.1	Registration Rights.

5.1.1	Definitions.

(a)	Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as defined below) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC (as defined below).

(b)	Registrable Securities. The term “Registrable Securities” means: (i) any and all shares of common stock of Seller sold pursuant to this Agreement (the “Common Stock”), (ii) any and all shares of common stock of Seller sold pursuant to the Hsun Chieh TMI Purchase

Agreement, (iii) any and all shares of common stock of Seller sold or exchanged for capital stock of TTI on or around the TMI Purchase Closing Date or (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, all such shares of Common Stock described in clause (i) of this subsection (b); excluding in all cases, however, any Registrable Securities previously sold by a person in a transaction in which rights under Section 5.1 are not assigned in accordance with this Agreement or any Registrable Securities previously sold to the public or sold pursuant to Rule 144(k) of the Securities Act.

(c)	Holder. The term “Holder” means Buyer or Hsun Chieh Investment.

5.1.2	Form S-3 Registration. In case the Company shall receive from Holder a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder, then the Company will:

(a)	promptly give written notice of the proposed registration and the Holder’s request therefor, and any related qualification or compliance, to all other holders of Registrable Securities; and

(b)	as soon as practicable, effect such registration as would permit or facilitate the sale and distribution of all or such portion of Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.1.2:

(i)	if Form S-3 is not available for such offering;

(ii)	if the Holder, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $2,000,000.

(iii)	if the Company shall furnish to Holder a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company and after discussion by the Company with Holder, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days following receipt of the request of Holder under this Section 5.1; provided however, that the Company shall not unreasonably defer the filing of the Form S-3 registration statement;

(iv)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form S-3 for Holder pursuant to this Section 5.1; or

(v)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

5.1.3	Expenses. All expenses incurred in connection with a registration pursuant to this Section 5.1, including without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne in equal measure by the Company and by the Holder requesting registration. Payment for such Holder’s share of such expenses may be made by Holder or caused to be made by Holder in cash or in kind for equal value as agreed to by the Company and the Holder.

5.1.4	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5.1 that Holder and any holder participating in this registration shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

5.2	“Market Stand-Off” Agreement. Buyer hereby agrees that it shall not sell or otherwise transfer (or engage in any hedging or option or similar transactions) with respect to any of the Registrable Securities (other than to donees or partners of the Buyer who agree to be similarly bound) for up to one hundred twenty (120) days following the TMI Purchase Closing Date. In order to enforce the foregoing covenant, (i) the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 5.2 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of Buyer (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period and (ii) Buyer agrees to execute the form of agreement requested by the Company and/or underwriter.

5.3	Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Section 5.1 with respect to any Registrable Securities proposed to be sold by Buyer in a registration pursuant to Section 5.1, if in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Buyer (and its affiliates, partners, former partners, members and former members) may immediately be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

5.4	Assignment. Notwithstanding anything herein to the contrary, the registration rights of Buyer under Section 5.1 may not be assigned.

Article 6. General Provisions

6.1	Headings. The headings of clauses in this Agreement are provided for convenience only and will not affect its construction or interpretations.

6.2	Severability. In the event any provision or part of this Agreement shall be held to be invalid or unenforceable according to its terms by any court or tribunal having jurisdiction over Parties, such holding shall not affect the validity of the other provisions of this Agreement and all other provisions of this Agreement as between Parties shall remain in effect notwithstanding the invalidity of any such provision.

6.3	Governing Law and Jurisdiction. The interpretation, validity, construction, performance and enforceability of this Agreement shall be governed by the laws of the Republic of China. The parties irrevocably agrees that any legal action or proceeding arising our of or relating to this Agreement shall be brought to the Taipei District Court and irrevocably submits to the non-exclusive jurisdiction of such courts.

6.4	Assignment. This Agreement shall not be assigned or transferred in whole or in part by any Party without the prior written consent of the other Party. Any attempted assignment in contravention of this Agreement shall be void and of no effect.

6.5	Entire Agreement. Except as contemplated in this Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings both written and oral, with respect to the subject matter hereof.

6.6	Amendment. No amendment to this Agreement shall be valid unless made in writing and signed by the Parties.

6.7	Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission (or, if not sent on a business day, on the first business day after transmission) if sent by confirmed facsimile transmission, or seven (7) days after deposit in the international airmail, by registered mail, postage prepaid, addressed (i) if to the Seller, as set forth below Seller’s name on the signature page of this Agreement, and (ii) if to Buyer, at Buyer’s address as set forth below Buyer’s name on the signature page of this Agreement, or at such other address as Seller or Buyer may designate by written notice to the other Party.

6.8	Announcement. Unless required by any applicable laws or regulations, each Party shall maintain as confidential, and shall not disclose to any person (other than their respective legal advisors) the terms of the Transaction, the terms of this Agreement, or the transactions or arrangements hereby contemplated or herein referred to or any matter ancillary hereto or thereto, without the other Party’s prior written consent.

6.9	Further Assurance and Assistance. Seller shall execute and perform all such further documents and acts as Buyer may reasonably require effectively to constitute Buyer and/or its designated affiliate(s) the registered owner(s) of the Shares free from all charges, liens, encumbrances, equities and other adverse claims and interests and with all rights attaching thereto.

6.10	Expenses. Each Party shall pay its own costs and disbursements of and incidental to this Agreement provided that if any other Party intentionally and willfully breaches this Agreement, the non-breaching Party shall be indemnified by the breaching Party for all costs and disbursements related to this Agreement.

6.11	Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety as provided herein.

[Signature Page Follows]

     IN WITNESS WHEREOF, Parties hereto have caused this Agreement to be executed as of the date and year first written above.

TRIDENT MICROSYSTEMS, INC.
(Seller)
/s/ Frank Lin

Name: Frank Lin
Title: President and CEO
Address: 1090 East Arques Avenue, Sunnyvale,
CA 94085

FORTUNE VENTURE CAPITAL CORPORATION
(Buyer)
/s/ Robert Tsao

Name: Robert Tsao
Title: Chairman
Address: 2F, 76, Tun Hwa South Road Section 2,
Taipei, Taiwan, ROC